Filed pursuant to Rule 424(b)(4)
                                                     Registration No. 333-108141



                                   PROSPECTUS

                                  $230,000,000

                             RF MICRO DEVICES, INC.

                1.50% CONVERTIBLE SUBORDINATED NOTES DUE 2010 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    We issued the notes in a private placement in July 2003. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.

    The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock. The notes are convertible at a conversion rate of 131.0685 shares per $1,000 principal amount of notes, which is equal to an approximate conversion price of $7.63 per share, subject to adjustment. We will pay interest on the notes on January 1 and July 1 of each year, beginning January 1, 2004. The notes will mature on July 1, 2010, unless earlier converted or redeemed.

    We may redeem some or all of the notes for cash at any time on or after July 1, 2008 at the redemption prices described in this prospectus, plus accrued and unpaid interest, if any, to the redemption date.

    The notes are not listed on any securities exchange or included in any automated quotation system. Our common stock is quoted on the Nasdaq National Market under the symbol "RFMD." On September 11, 2003, the last reported sale price of the common stock on the Nasdaq National Market was $9.81 per share.

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September 12, 2003.

                                TABLE OF CONTENTS

SUMMARY....................................................................
RISK FACTORS...............................................................
FORWARD-LOOKING STATEMENTS.................................................
USE OF PROCEEDS............................................................
DESCRIPTION OF THE NOTES...................................................
DESCRIPTION OF CAPITAL STOCK...............................................
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS............................
SELLING SECURITYHOLDERS....................................................
PLAN OF DISTRIBUTION.......................................................
WHERE YOU CAN FIND MORE INFORMATION........................................
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................
LEGAL MATTERS..............................................................
INDEPENDENT AUDITORS.......................................................

                                     SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE INCORPORATED FINANCIAL STATEMENTS AND RELATED NOTES AND THE RISKS OF INVESTING IN OUR SECURITIES DISCUSSED UNDER "RISK FACTORS," BEFORE MAKING AN INVESTMENT DECISION.

    THE TERMS "RFMD," "COMPANY," "WE," "OUR" AND "US" REFER TO RF MICRO DEVICES, INC. THE TERM "YOU" REFERS TO A PROSPECTIVE INVESTOR.

                                COMPANY OVERVIEW

    RF Micro Devices, Inc. was incorporated under the laws of North Carolina in 1991. We design, develop, manufacture and market proprietary radio frequency integrated circuits (RFICs) primarily for wireless communications products and applications. As such, we operate as a single business segment. We are a leading supplier of power amplifiers, one of the most critical radio frequency (RF) components in cellular phones. We are also the leading GaAs HBT manufacturer, which offers distinct advantages over other technologies for the manufacture of current and next-generation power amplifiers. Our products are included primarily in cellular phones, base stations, wireless local area networks (WLANs), cable television modems, and global positioning systems (GPS). The majority of our revenue is derived from sales of RFICs designed for cellular phones. We offer a broad array of products including amplifiers, mixers, modulators/demodulators and single chip transmitters, receivers and transceivers that represent a substantial majority of the RFICs required in wireless subscriber equipment. These integrated circuits perform the transmit and receive functions that are critical to the performance of wireless devices.

    We design and manufacture products that are fabricated using multiple semiconductor process technologies. These technologies include aluminum gallium arsenide (AlGaAs) (also referred to as gallium arsenide (GaAs)), heterojunction bipolar transistor (HBT), GaAs metal-semiconductor field-effect transistor (MESFET), indium gallium phosphide (InGaP) HBT, silicon bipolar transistor, silicon complementary metal-oxide-semiconductor (CMOS), silicon BiCMOS
(integration of bi-polar transistors and CMOS), and silicon germanium (SiGe) BiCMOS. We are also actively developing integrated circuits utilizing gallium nitride (GaN) and GaAs pseudomorphic high electron mobility transistor (pHEMT) process technologies. Handset manufacturers try to maximize tradeoffs between performance and cost. Our approach to using multiple semiconductor process technologies allows us to offer customers products that fulfill their performance, cost and time-to-market requirements. We call this approach to business OPTIMUM TECHNOLOGY MATCHING(R).

    Over the last two years, we have actively transitioned a large portion of our business from the manufacture of single chip PA microwave monolithic integrated circuits (MMICs) to more complex, highly integrated, multi-chip PA module products. During fiscal 2003, 59% of our revenue was derived from multi-chip power amplifier modules. Many of our module products combine integrated circuits fabricated under different process technologies. We believe our multi-chip modules provide the following advantages:

     o GREATER FUNCTIONALITY: Multi-chip modules enable us to combine integrated circuits fabricated under different semiconductor process technologies into a single product that performs more of the functions in a wireless device.

     o LOWER COSTS: Due to the integration of components within a single multi-chip module, our customers can reduce the size of their devices and simplify their manufacturing processes, which leads to reduced costs.

     o    HIGHER  PERFORMANCE:   Multi-chip  modules  provide  a  system-on-chip
          solution, which optimizes interfaces between components.

    Our  products  are  purchased by leading  original  equipment  manufacturers
(OEMs) such as Nokia Mobile Phones, Ltd., Motorola, Inc., Samsung Electronics Co., Ltd, Sagem, LG Electronics, Inc., Siemens, A.G., SKC Co., LTD, and Sony

Ericsson Mobile Communications. In addition, our products are purchased by leading original design manufactures (ODMs) such as BenQ Corporation, Wavecom, S.A., Arima Communications Corporation, Curitel Communications, Inc. and its affiliate Pantech, Inc., Compal Electronics, Inc. and Quanta Computer Inc. ODMs have emerged in recent years, particularly in Asian markets, and offer lower-cost wireless devices for resale by OEMs.

    Our original GaAs HBT process technology was licensed to us by Northrup Grumman Space Technology (formerly TRW Space & Electronics, Inc.) (TRW) in 1996 to design and manufacture products for commercial wireless applications. The GaAs HBT and MBE patent rights expressly referenced in the license agreement expire at various times between March 2007 and July 2016. The license agreement provides that TRW will offer to us, on the same terms as are offered to third parties, certain future non-HBT related technologies that it develops for a period of 10 years following June 15, 1998. We have agreed to share with TRW any modifications or improvements that we make in the technology or the products developed therefrom, and to grant TRW a non-exclusive, royalty-free license to use any of these modifications or improvements in applications outside our field of use. Upon any termination of the license agreement because of a default by either party, our rights to TRW's technologies would cease. We are continually improving our GaAs HBT processes and manufacture substantially all of our own GaAs HBT products at our wafer fabrication facilities.

    During fiscal 2003, we entered into a strategic relationship with Jazz Semiconductor, Inc. (Jazz). Under the arrangement, we obtained a committed, lower cost source of supply for wafers fabricated utilizing Jazz's silicon manufacturing processes. In addition, we are collaborating with Jazz on joint process development and the optimization of these processes for fabrication of next-generation silicon RFICs. The arrangement is expected to help us develop proprietary mixed-mode silicon technologies for our system-on-chip (SOC) integration roadmap.

    Our principal executive offices are located at 7628 Thorndike Road, Greensboro, North Carolina 27409, and our telephone number is (336) 664-1233.

                                  THE OFFERING

    THE FOLLOWING IS A BRIEF SUMMARY OF SOME OF THE TERMS OF THE NOTES OFFERED FOR RESALE IN THIS PROSPECTUS. FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE NOTES, SEE "DESCRIPTION OF NOTES" IN THIS PROSPECTUS.

Securities offered.....       $230,000,000 principal amount of 1.50% Convertible
                              Subordinated Notes Due July 1, 2010.

Interest...............       1.50% per year on the  principal  amount,  payable
                              semi-annually on January 1 and July 1, beginning on January 1, 2004.

Maturity...............       July 1, 2010.

Conversion rights......       The notes are  convertible,  at the  option of the
                              holder, at any time prior to the close of business
                              on the  maturity  date into  shares of our  common
                              stock at a conversion  rate of 131.0685 shares per
                              $1,000 principal  amount of notes,  which is equal
                              to an  approximate  conversion  price of $7.63 per
                              share.   The   conversion   rate  is   subject  to
                              adjustment.

Ranking.................      The notes will be unsecured  and  subordinated  to
                              all of our existing and future senior indebtedness
                              and  effectively  subordinated to all existing and
                              future  indebtedness and other  liabilities of our
                              subsidiaries.  Because the notes are subordinated,
                              in   the   event   of   bankruptcy,   liquidation,
                              dissolution  or  acceleration  of  payment  on the
                              senior indebtedness, holders of the notes will not
                              receive  any payment  until  holders of the senior
                              indebtedness have been paid in full. The indenture
                              will  not  limit  the  incurrence  by  us  or  our
                              subsidiaries  of  senior   indebtedness  or  other
                              obligations.

Optional redemption....       We may redeem the notes,  in whole or in part,  on
                              or after July 1, 2008 at the redemption prices listed in this prospectus, plus accrued and unpaid interest up to, but not including, the redemption date.

Change in control......       Upon certain  changes in control,  you may require
                              us to purchase some or all of your notes at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest.

Registration rights....       We  agreed  to  file   this   shelf   registration
                              statement   with  the   Securities   and  Exchange
                              Commission  for the  resale  of the  notes and the
                              common  stock  issuable  upon  conversion  of  the
                              notes.   We  have   agreed   to  keep  the   shelf
                              registration  statement  effective until two years
                              after the latest  date on which we issue the notes
                              (or such earlier  date when either all  registered
                              securities   have   been   registered   under  the
                              Securities Act and disposed of or the holders of the notes and the common stock issuable upon conversion of the notes are able to sell their securities immediately pursuant to Rule 144(k) under the Securities Act). If we do not comply with these registration obligations, we will be required to pay additional interest on the notes or an equivalent amount to any holders that have converted notes into common stock.

Use of proceeds........       We will not  receive  any of the  proceeds  of the
                              resale by the selling securityholders of the notes or the common stock into which they may be converted.

Trading.................      The notes are eligible for trading in the PORTALsm
                              Market; however, we cannot predict whether an active trading market for the notes will develop or, if such market develops, how liquid it will be. Our common stock is traded on the Nasdaq

                              National Market under the symbol "RFMD."

Risk factors............      See "Risk  Factors" and the other  information  in
                              this prospectus for a discussion of the factors you should consider carefully before deciding to invest in the notes or the common stock into which the notes are convertible.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods indicated is as follows:



                                                          YEAR ENDED MARCH 31,                 THREE MONTHS
                                                            ---------------                       ENDED
                                               1999     2000     2001      2002      2003      JUNE 30, 2003
                                               ----     ----     ----      ----      ----      -------------
Ratio of Earnings to Fixed Charges (1)         7.4x    20.5x     4.7x     N/M(2)     N/M(2)           N/M(2)
Pro Forma (3)                                                                        N/M(4)           N/M(4)

----------

(1) These ratios are calculated by dividing (a) earnings before income taxes adjusted for fixed charges by (b) fixed charges. Fixed charges include interest expense plus capitalized interest and the portion of interest expense under operating leases we deem to be representative of the interest factor. (Exhibit 12.1)

(2) In fiscal 2002, 2003, and the three months ended June 30, 2003, earnings before income taxes were insufficient to cover fixed charges by $27.4 million, $9.1 million, and $7.9 million, respectively. (Exhibit 12.1)

(3) Pro forma presentation of ratio earnings to fixed charges to reflect the reduction in interest expense due to the retirement of $189.0 million debt as if it occurred at the beginning of fiscal 2003. (Exhibit 12.2)

(4) In fiscal 2003, and the three months ended June 30, 2003, pro forma earnings before income taxes to give effect to the reduction in interest expense due to the retirement of $189.0 million debt were insufficient to cover fixed charges by $4.2 million, and $6.6 million, respectively. (Exhibit 12.2)


                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE THE SECURITIES. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES WE FACE. OTHERS THAT WE DO NOT KNOW ABOUT NOW, OR THAT WE DO NOT NOW THINK ARE IMPORTANT, MAY IMPAIR OUR BUSINESS OR THE TRADING PRICE OF OUR NOTES OR OUR COMMON STOCK.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF FUTURE OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

RISKS RELATED TO OUR BUSINESS

    OUR OPERATING RESULTS FLUCTUATE

    Our  revenue,   earnings  and  other   operating   results  have  fluctuated
significantly in the past and may fluctuate significantly in the future. Our future operating results will depend on many factors, including the following:

     o our ability to design, manufacture and deliver our products in large enough volumes to satisfy our customers' requirements;

     o the ability of third party foundries, assembly, and test, tape and reel partners to handle our products in a timely and cost-effective manner that meets our customers' requirements;

     o our ability to achieve cost savings and improve yields and margins on our new products;

     o our ability to respond to downward pressure on the average selling prices of our products caused by our customers and competitors;

     o    unexpected poor line, assembly or test yields for our products;

     o    our ability to increase capacity utilization;

     o our ability to successfully integrate and realize expected synergies from our recent acquisitions; and

     o our inability to predict non-recurring charges required to be taken under generally accepted accounting principles in the United States
          (GAAP) for items such as impairment of the value of long-lived assets and goodwill, and acquired in-process research and development charges associated with business combinations.

    It is likely that our future operating results will again be adversely affected by the factors set forth above or other factors. If our future operating results are below the expectations of stock market analysts or our investors, our stock price may decline.

    WE FACE CHALLENGES MANAGING RAPID GROWTH

    We have grown to 1,821 employees on June 30, 2003 from 133 employees on March 31, 1997. To manage our growth effectively, we must:

     o expand our presence in international locations and adapt to cultural differences in those locations, including China;

     o    train and manage our employee base; and

     o    attract and retain qualified people with experience in radio frequency
          engineering,   integrated  circuit  design,   software  and  technical
          marketing and support.

    Competition for these resources is intense. We must also manage multiple relationships with various customers, business partners and other third parties, such as our foundry, assembly, test, tape and reel partners. Our systems, networks, software tools, procedures or controls may not be adequate to support our operations, and we may not be able to expand quickly enough to exploit potential market opportunities. Our future operating results may also depend on expanding sales and marketing, research and development and administrative support. If we cannot attract qualified people or manage growth effectively, our operating results will be adversely affected.

    WE FACE RISKS ASSOCIATED WITH OUR MOLECULAR BEAM EPITAXY AND WAFER FABRICATION FACILITIES

    Our production process starts with GaAs substrates called wafers. A transistor layer is grown on the wafer using an MBE process in our MBE facility. These wafers are then sent to our wafer fabrication facilities for further processing.

    We have operated our first wafer fabrication facility since 1998, and in fiscal 2002, we qualified our second wafer fabrication facility for production. We began transitioning our second wafer fabrication facility from a four-inch wafer production into a six-inch wafer production in fiscal 2003. The conversion is currently on schedule, and we expect it to be complete in the second quarter of fiscal 2004. As we initiate production from our six-inch facility, we must qualify each new integrated circuit design with our customers. As parts are brought into production, we must continue to maintain our cycle times and our line, assembly and test yields in order to reach our manufacturing goals.

    A number of factors will affect the future success of our facilities, including the following:

     o    demand for our products;

     o our ability to generate revenues in amounts that cover the significant fixed costs of operating the facilities;

     o our ability to qualify new products in a timely manner at our wafer fabrication facilities;

     o availability of raw materials, including GaAs substrates, and high purity source materials such as gallium, aluminum, arsenic, indium, silicon and beryllium in our MBE facility;

     o    our wafer fabrication manufacturing cycle times;

     o    our production yields;

     o    our ability to hire, train and manage qualified production personnel;

     o our compliance with applicable environmental and other laws and regulations; and

     o our inability to use all or any significant portion of our facilities for prolonged periods of time for any reason.

    Converting our second wafer fabrication facility from a four-inch facility to a six-inch facility has required us to make significant investments in equipment. Before production of six-inch wafers can commence, wafers have to be qualified by individual customers on a component-by-component basis, even for products previously qualified at our four-inch wafer facility.

    We cannot be sure that we will be able to successfully continue to produce wafers using the GaAs HBT process technology at acceptable manufacturing yields or in a manner that allows us to offer GaAs HBT products from our facilities at competitive prices. A failure or delay in our efforts to fabricate GaAs HBT wafers at acceptable manufacturing cycle times, yields, costs and quality and in volumes sufficient to satisfy customer demands could have a material adverse effect on our business, financial condition and results of operations.

    WE DEPEND ON A FEW LARGE CUSTOMERS

    Historically, a substantial portion of our revenue has come from large purchases by a small number of customers. We expect that trend to continue; however, our focus in fiscal 2003 on diversification of our products and customer base has decreased our reliance on our top five customers. In fiscal 2003, our top five customers accounted for 73% of total revenue compared to 80% in fiscal 2002. For fiscal 2003, our top ten customers accounted for 80% of our total revenues. Nokia was our largest customer during fiscal 2003, accounting for 45% of our total revenue, and Motorola, our second largest customer, accounted for 14% of our total revenue. Our future operating results depend on both the success of our largest customers and on our success in diversifying our products and customer base.

    We typically manufacture custom products on an exclusive basis for one customer for a negotiated period of time. This factor makes it difficult for us to diversify our customer base. The concentration of our revenue with a few large customers makes us particularly dependent on factors affecting those customers. For example, if demand for their products decreases, they may stop purchasing our products and our operating results would suffer. Most of our customers can cease incorporating our products into their products with little notice to us and with little or no penalty. The loss of a large customer and failure to add new customers to replace lost revenue would have a material adverse effect on our business, financial condition and results of operations.

    IF WE EXPERIENCE POOR PRODUCTION YIELDS, OUR OPERATING RESULTS MAY SUFFER

    Our integrated circuit products, especially our products manufactured using the GaAs HBT process technology, are very complex. Each product has a unique design and is fabricated using semiconductor process technologies that are highly complex. In many cases, the products are assembled in customized packages. Our module products, which consist of multiple components in a single package, feature enhanced levels of integration and complexity. Our customers insist that our products meet their exact specifications for quality, performance and reliability.

    Our products are manufactured on gallium arsenide or silicon substrates, called wafers. Before our customers can use our products, the wafers must be processed and singulated into individual die. A die is a rectangular piece of semiconductor material upon which electronic circuitry has been created. The circuitry determines the specific function the die is intended to perform and is connected to the outside world by means of a microelectronic package and small wires. Semiconductor die are manufactured while still part of a round piece of semiconductor called a wafer, ranging in diameter from 100-300mm. The circuitry is printed on the wafers using microscopic imaging technology and thin films of deposited materials. Upon completion of the manufacturing process, die are cut individually from the wafer and must be assembled, or packaged, and then the final product must be tested. Our manufacturing yield is a combination of:

     o line yield, which is the number of usable wafers that result from our fabrication process;

     o assembly yield, which is the number of assembled parts we actually receive from the packaging house divided by the number of die available on the wafer; and

     o test yield, which is the number of assembled parts that pass all component level testing divided by the total number of parts tested.

    Due to the complexity of RFICs, we periodically experience difficulties in achieving acceptable yields on certain new products.

    Our customers also test our RFICs once they have been assembled into their products. The number of usable RFICs that result from our production process can fluctuate as a result of many factors, including the following:

     o    design errors;

     o    defects in photomasks used to print circuits on a wafer;

     o    minute impurities in materials used;

     o    contamination of the manufacturing environment;

     o    equipment failure or variations in the fabrication process;

     o    losses from broken wafers or other human error; and

     o    defects in packaging.

    Because average selling prices for our products tend to decline over time and because many of our manufacturing costs are fixed, we are constantly trying to improve our manufacturing yields. For a given level of sales, when our yields improve, our gross margins improve, and when our yields decrease, our unit costs are higher, our margins are lower, and our operating results are adversely affected.

    OUR OPERATING RESULTS ARE DEPENDENT ON OUR GAAS HBT PROCESS TECHNOLOGY AND DEMAND FOR OUR GAAS HBT PRODUCTS

    Although we design products using multiple distinct process technologies, a substantial portion of our revenue comes from the sale of products manufactured using GaAs HBT process technology. During fiscal 2003, 87% of our revenue came from the sale of GaAs HBT products manufactured using GaAs HBT process technology, of which substantially all was attributable to products produced at our facility. We currently expect that this process concentration will continue in the near term. Our dependence on GaAs HBT products could ultimately hurt our operating results in the future. Competitors have begun to enter the market and offer their own GaAs products, and direct competition with competitors with GaAs HBT process technology could adversely affect our selling prices. Also, new process technologies are constantly being developed, and one or more of these processes could have characteristics that are superior to GaAs HBT. If we are unable to access these technologies through licenses or foundry service arrangements, we will be competitively disadvantaged. These and other factors could reduce the demand for GaAs HBT components or otherwise adversely affect our operating results.

    We depend on our exclusive license from TRW for its GaAs HBT technology. If the license is terminated or if it were determined that this technology infringed on a third party's intellectual property rights, our operating results would be adversely affected. TRW made no representation to us about whether the licensed technology infringed on the intellectual property rights of anyone else.

    OUR OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON DEVELOPMENT OF NEW PRODUCTS

    Our future success will depend on our ability to develop new RFIC solutions for existing and new markets. We must introduce new products in a timely and cost-effective manner and secure production orders from our customers. The development of new RFICs is a highly complex process, and we have experienced delays in completing the development and introduction of new products at times in the past, including during fiscal 2003. Our successful product development depends on a number of factors, including the following:

     o the accuracy of our prediction of market requirements and evolving standards;

     o    acceptance of our new product designs;

     o    the availability of qualified RFIC designers;

     o    our timely completion and execution of product designs; and

     o    acceptance of our customers' products by the market.

    We may not be able to design and introduce new products in a timely or cost-efficient manner, and our new products may fail to meet the requirements of the market or our customers. In that case, we will not likely reach the expected level of production orders, which could adversely affect our operating results. Even when a design win is achieved, our success is not assured. Design wins require significant expenditures by us and typically precede volume revenues by six to nine months or more. The actual value of a design win to us will ultimately depend on the commercial success of our customers' products.

OUR INDUSTRY'S TECHNOLOGY CHANGES RAPIDLY, AND WE DEPEND ON THE DEVELOPMENT AND GROWTH OF WIRELESS MARKETS

    We depend on the development and growth of markets for wireless communications products and services. We cannot be sure about the rate at which markets for these products will develop or our ability to produce competitive products for these markets as they develop.

    We supply RFICs almost exclusively for wireless applications. The wireless markets are characterized by frequent introduction of new products and services in response to evolving product and process technologies and consumer demand for greater functionality, lower costs, smaller products and better performance. As a result, we have experienced and will continue to experience some product design obsolescence. We expect our customers' demands for improvements in product performance to increase, which means that we must continue to improve our product designs and develop new products using new wafer fabrication technologies. It is likely that a competing process technology will emerge that permits the fabrication of integrated circuits that are superior to the RFICs we make under existing processes. If that happens and we cannot design products using that technology or develop competitive products, our operating results will be adversely affected.

    WE DEPEND HEAVILY ON OUR RELATIONSHIP WITH NOKIA

    We have agreed to provide Nokia with access to certain radio frequency integrated circuit technologies and to our GaAs HBT wafer fabrication facilities, and Nokia has agreed to provide us with rights to bid for and supply Nokia's requirements for certain RFICs. This arrangement does not obligate Nokia to purchase any additional products from us, and there can be no assurance that Nokia will remain a significant customer of ours or that this relationship will continue. In fiscal 2003, sales to Nokia were 45% of our revenue. The loss of Nokia as a customer for any reason would have a material adverse effect on our operating results.

    WE DEPEND HEAVILY ON THIRD PARTIES

    We use five independent foundries to manufacture our silicon-based products. In fiscal 2003, we entered into a strategic relationship with Jazz, a radio frequency and mixed-signal silicon wafer foundry, for silicon manufacturing and development. Under the arrangement, we obtained a committed, lower cost source of supply for wafers fabricated utilizing Jazz's silicon manufacturing processes. We will still remain dependent on a small number of independent foundries to manufacture our products on a timely basis, to achieve acceptable manufacturing yields and to offer us competitive pricing. The inability of these independent foundries to deliver our products on a timely basis, allocate sufficient manufacturing capacity to us, achieve acceptable yields or offer us competitive pricing would have a material adverse effect on our operating results.

    We use eight independent suppliers outside the United States and one supplier within the United States to assemble and package all of our integrated circuits, two independent suppliers to test our products and two independent suppliers to tape and reel our products. We have had packaging quality problems with some of our suppliers, especially with products manufactured using our GaAs HBT process technology, and it is possible that we may have more packaging problems in the future. However, we have taken steps to improve the reliability of packaging quality, including the hiring of a Vice President of Quality, the expansion of our in-house package testing and qualification line and the hiring of additional packaging engineers to engage in both package testing and the development of new packaging designs. In addition, we will continue to monitor our suppliers. A delay or reduction in product shipments or unexpected product returns because of these problems could have an adverse effect on our operating results.

    Given the shift to module production, we also rely on suppliers of passive component parts. A delay in the receipt of these raw materials could delay product shipments and have an adverse effect on our operating results.

    WE OPERATE IN A VERY COMPETITIVE INDUSTRY

    Competition in the markets for our products is intense. We compete with several companies primarily engaged in the business of designing, manufacturing and selling RFICs, as well as suppliers of discrete products such as transistors, capacitors and resistors. Several of our competitors either have GaAs HBT process technology or are developing GaAs HBT or new fabrication processes. In addition, many of our existing and potential customers manufacture or assemble wireless communications devices and have substantial in-house technological capabilities. Any of them could develop products that compete with or replace ours. A decision by any of our large customers to design and manufacture integrated circuits internally could have an adverse effect on our operating results. Increased competition could mean lower prices for our products, reduced demand for our products and a corresponding reduction in our ability to recover development, engineering and manufacturing costs. Any of these developments would have an adverse effect on our operating results.

    Many of our existing and potential competitors have entrenched market positions, considerable internal manufacturing capacity, established intellectual property rights and substantial technological capabilities. Many of our existing and potential competitors, including Skyworks Solutions, Inc., Hitachi, Broadcom Corporation, Intersil Corporation, Agere Systems, Inc. and Atheros Communications, may have greater financial, technical, manufacturing and marketing resources than we do. We cannot be sure that we will be able to compete successfully with our competitors.

    WE DEPEND HEAVILY ON KEY PERSONNEL

    Our success depends in part on keeping key technical, marketing, sales and management personnel. We do not have employment agreements with the substantial majority of our employees. We must also continue to attract qualified personnel. The competition for qualified personnel is intense, and the number of people with experience, particularly in radio frequency engineering, integrated circuit design, and technical marketing and support, is limited. We cannot be sure that we will be able to attract and retain other skilled personnel in the future.

    WE ARE SUBJECT TO RISKS FROM INTERNATIONAL SALES AND OPERATIONS

    We operate globally with sales offices and research and development activities as well as manufacturing, assembly and testing facilities in several countries; as a result, we are subject to risks and factors associated with doing business outside the United States. Global operations involve inherent risks that include currency controls and fluctuations, tariff, import and other related restrictions and regulations.

    Sales to customers located outside the United States accounted for about 80% of our revenue in fiscal 2003. We expect that revenue from international sales will continue to be a significant part of our total revenue. Because the majority of our foreign sales are denominated in United States dollars, our products become less price-competitive in countries with currencies that are low or are declining in value against the United States dollar. Also, we cannot be sure that our international customers will continue to accept orders denominated in United States dollars. If they do not, our reported revenue and earnings will become more directly subject to foreign exchange fluctuations.

    All but one of our circuit assembly vendors and both of our test vendors are located outside the United States. Also, we have a test and tape and reel facility in Beijing, China. This subjects us to regulatory, geopolitical and other risks of conducting business outside the United States. We do business with our foreign assemblers in United States dollars. Our assembly costs increase in countries with currencies that are increasing in value against the United States dollar. Also, we cannot be sure that our international assemblers will continue to accept orders denominated in United States dollars. If they do not, our costs will become more directly subject to foreign exchange fluctuations.

    In addition, if terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States or other locations, such events may disrupt manufacturing, assembly, logistics, security and communications, and could also result in reduced demand for our products. Major health concerns, such as the spread of the SARS illness, could also adversely affect our business and our customer order patterns. We could also be affected if labor issues disrupt our transportation arrangements or those of our customers or suppliers. On a worldwide basis, we regularly review our key infrastructure, systems, services and suppliers, both internally and externally, to seek to identify significant vulnerabilities as well as areas of potential business impact if a disruptive event were to occur. Once identified, we assess the risks, and as we consider it to be appropriate, we initiate actions intended to minimize the risks and their potential impact. However, there can be no assurance that we have identified all significant risks or that we can mitigate all identified risks with reasonable effort.

    WE RELY ON INTELLECTUAL PROPERTY AND FACE ACTUAL AND POTENTIAL CLAIMS OF INFRINGEMENT

    Our success depends in part on our ability to obtain patents, trademarks and copyrights, maintain trade secret protection and operate our business without infringing on the proprietary rights of other parties. Although we do not believe this to be the case, it could be determined in the future that we are infringing a third party's intellectual property rights. We cannot be sure that we could obtain licenses on commercially reasonable terms or that litigation would not occur if there were any infringements. If we were unable to obtain necessary licenses or if litigation arose out of infringement claims, our operating results could be adversely affected.

    RF Micro Devices has been named a defendant in a patent infringement lawsuit filed on August 3, 2001 in the United States District Court for the District of Arizona by Lemelson Medical, Education and Research Foundation, LP. The suit alleges that we have infringed claims of a total of at least 17 and possibly 18 patents, including "machine vision" claims of 12 patents, "bar code" claims of four patents and "integrated circuit" claims of three or four patents and seeks injunctive relief, damages for the alleged infringements and payment of the plaintiff's attorneys' fees. The suit has been stayed pending resolution of one of two related actions to which we are not a party. This case was stayed before any discovery, and is in its very preliminary stages. Therefore, we cannot predict the ultimate outcome of this litigation.

    In addition to patent and copyright protection, we also rely on trade secrets, technical know-how and other unpatented proprietary information relating to our product development and manufacturing activities. We try to protect this information with confidentiality agreements with our employees and other parties. We cannot be sure that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

    WE ARE SUBJECT TO STRINGENT ENVIRONMENTAL REGULATION

    We are subject to a variety of federal, state and local requirements governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of toxic or otherwise hazardous materials used in our manufacturing processes. Failure to comply with environmental laws could subject us to substantial liability or force us to significantly change our manufacturing operations. In addition, under some of these laws and regulations, we could be held financially responsible for remedial measures if our properties are contaminated, even if we did not cause the contamination.

    OUR STOCK PRICE IS SUBJECT TO VOLATILITY

    The trading price of our common stock is subject to wide fluctuations in response to quarterly variations in operating results, adverse business developments, changes in financial estimates by securities analysts, announcements of technological innovations, introduction of new products by us or our competitors, transactions by corporate insiders and other events and factors. In addition, the stock market has experienced extreme price and volume fluctuations based on factors outside our control that have particularly affected the market prices for many high technology companies. These broad market fluctuations may materially and adversely affect the market price of our common stock.

    FUTURE SALES OF SHARES COULD HAVE AN ADVERSE EFFECT ON MARKET PRICE

    Sales of substantial amounts of common stock in the public market or the prospect of such sales could adversely affect the market price for our common stock and our ability to raise equity capital in the future. As of August 13, 2003 we had outstanding a total of 184.4 million shares of common stock. As of June 30, 2003, options to purchase 21.0 million shares of common stock were outstanding under our formal stock option plans for employees and directors, with a weighted average exercise price of $14.87 per share and a weighted average remaining contractual life of 7.3 years. Of these, options to purchase
 8.9 million shares were exercisable at June 30, 2003, at a weighted average exercise price of $16.04 per share.

    WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE OUR SHAREHOLDERS, CAUSE US TO INCUR DEBT AND ASSUME CONTINGENT LIABILITIES

    As part of our business strategy, we expect to continue to review potential acquisitions that could complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. While we currently have no definitive agreements providing for any such acquisitions, we may acquire businesses, products or technologies in the future. In the event of such future acquisitions, we could issue equity securities that would dilute our current shareholders' percentage ownership, incur substantial debt or other financial obligations or assume contingent liabilities. Such actions by us could seriously harm our results of operations or the price of our common stock. Acquisitions also entail numerous other risks that could adversely affect our business, results of operations and financial condition, including:

     o    unanticipated   costs,   capital   expenditures   or  working  capital
          requirements associated with the acquisition;

     o acquisition-related charges and amortization of acquired technology and other intangibles that could negatively affect our reported results of operation;

     o    diversion of management's attention from our business;

     o    injury  to  existing   business   relationships   with  suppliers  and
          customers; and

     o failure to successfully integrate acquired businesses, operations, products, technologies and personnel.

    PROVISIONS IN OUR GOVERNING DOCUMENTS COULD DISCOURAGE TAKEOVERS AND PREVENT SHAREHOLDERS FROM REALIZING AN INVESTMENT PREMIUM

    Certain provisions of our articles of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. These provisions include the ability of the board of directors to designate the rights and preferences of preferred stock and issue such shares without shareholder approval and the requirement of supermajority shareholder approval of certain transactions with parties affiliated with our company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of RF Micro Devices' common stock.

    On August 10, 2001, our Board of Directors adopted a shareholder rights plan, pursuant to which uncertificated stock purchase rights were distributed to our shareholders at a rate of one right for each share of common stock held of record as of August 30, 2001. The rights plan is designed to enhance the Board's ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire RF Micro Devices by means of unfair or abusive takeover tactics. However, the existence of the rights plan may impede a takeover of our company not supported by the board, including a takeover that may be desired by a majority of our shareholders or involving a premium over the prevailing stock price.

RISKS RELATED TO THE NOTES

    THE TRADING PRICE OF THE NOTES MAY BE VOLATILE

    The trading price of the notes may fluctuate significantly, in part to due fluctuations in the trading price of our common stock, which may result in losses to investors. Our common stock price may increase or decrease in response to a number of events and factors. See "--Our stock price is subject to volatility" above. This volatility may adversely affect the prices of our common stock and the notes regardless of our operating performance.

    THE NOTES ARE UNSECURED AND SUBORDINATED

    The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in specific other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of senior indebtedness. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes are also effectively subordinated to the indebtedness and other liabilities, including trade payables, of our subsidiaries. The indenture does not prohibit or limit the incurrence of senior indebtedness or the incurrence of other indebtedness and other liabilities by us. Our incurring additional indebtedness and other liabilities could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we and our subsidiaries will incur additional indebtedness, including senior indebtedness.

    THE NOTES ARE NOT PROTECTED BY RESTRICTIVE COVENANTS

    The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control involving RFMD, except to the extent described under "Description of Notes."

    WE MAY NOT BE ABLE TO  REPURCHASE  THE  NOTES IN THE  EVENT  OF A CHANGE  OF
    CONTROL

    Upon the occurrence of certain change in control events, holders of the notes may require us to repurchase all the notes. We may not have sufficient funds at the time of the change in control to make the required repurchases. The source of funds for any repurchase required as a result of any change in control will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. Sufficient funds may not be available at the time of any change in control to make any required repurchases of the notes tendered. Furthermore, the use of available cash to fund the potential consequences of a change in control may impair our ability to obtain additional financing in the future.

    WE HAVE SUBSTANTIALLY INCREASED OUR INDEBTEDNESS

    As a result of the sale of the notes and the repurchase as of August 4, 2003 of $189.0 million aggregate principal amount of our 3.75% convertible subordinated  notes  due 2005,  we  incurred  $41.0  million  of net  additional indebtedness, substantially increasing our ratio of debt to total capitalization. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

     o    make it difficult for us to make payments on the notes;

     o make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

     o limit our flexibility in planning for, or reacting to changes in, our business; and

     o    make us more vulnerable in the event of a downturn in our business.

    There can be no assurance that we will be able to meet our debt service obligations, including our obligations under the notes.

    WE WILL RETAIN BROAD DISCRETION IN USING THE NET PROCEEDS FROM THIS OFFERING AND MAY SPEND A SUBSTANTIAL PORTION IN WAYS WITH WHICH YOU DO NOT AGREE

    The net proceeds from the sale of the notes have not been allocated for a particular purpose. We intend to use the net proceeds for working capital, general corporate purposes and to retire certain long-term debt. As of August 4, 2003, we have repurchased $189.0 million aggregate principal amount of our outstanding 3.75% convertible subordinated notes due 2005. Our management will have significant discretion as to the use of the net proceeds of the offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds from this offering may be applied to uses that ultimately may not increase our operating results or our market value.

    BECAUSE THERE IS NO CURRENT MARKET FOR THE NOTES, YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP

    Since the issuance of the notes, the initial purchasers have made a market in the notes. However, the initial purchasers may cease their market-making at any time. Although the notes are eligible for the PORTALSM Market, we cannot predict whether an active trading market for the notes will develop or, if such market develops, how liquid it will be. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall. Even if an active trading market develops, the notes could trade at prices that may be lower than the initial offering price of the notes, or the holders could experience difficulty or an inability to resell the notes. Whether or not the notes will trade at lower prices depends on many factors, including:

     o    prevailing interest rates and the markets for similar securities;

     o    general economic conditions; and

     o our financial condition, historic financial performance and future prospects.

    ANY ADVERSE RATING OF THE NOTES MAY CAUSE THEIR TRADING PRICE TO FALL

    One or more rating agencies may rate the notes. If the rating agencies rate the notes, they may assign a lower rating than expected by investors. Rating agencies may also lower ratings on the notes in the future. If the rating agencies assign a lower then expected rating or reduce their ratings in the future, the trading price of the notes could decline.

    HOLDERS OF THE NOTES WILL SUFFER IMMEDIATE DILUTION IN NET TANGIBLE BOOK VALUE ON CONVERSION OF THE NOTES INTO COMMON STOCK

    Net tangible book value represents the amount of our total tangible assets less total liabilities. Upon conversion of the notes into shares of common stock, holders of such notes will suffer immediate substantial dilution in the net tangible book value per share of the common stock issued upon such conversion.

                           FORWARD-LOOKING STATEMENTS

    This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") including statements regarding, among other items, our growth strategies, anticipated trends in our business, our future results of operations and market conditions in our industry. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

     o    variability in operating results;

     o    the rate of growth and development of wireless markets;

     o risks associated with the operation of our molecular beam epitaxy facility, the operation of our test, tape and reel facilities, both foreign and domestic, and the operation of our wafer fabrication facilities;

     o our ability to manage rapid growth and to attract and retain skilled personnel;

     o    variability in production yields, raw material costs and availability;

     o    dependence  on a limited  number of  customers;  o  dependence  on our
          gallium  arsenide  (GaAs)  heterojunction   bipolar  transistor  (HBT)
          products;

     o our ability to reduce costs and improve margins by converting our second four-inch GaAs HBT wafer fabrication facility into a six-inch facility, improving yields, implementing innovative technologies and increasing capacity utilization;

     o    dependence on third parties;

     o our ability to bring new products to market in response to market shifts and use technological innovation to lead the industry in time-to-market for our products;

     o currency fluctuations, tariffs, trade barriers, taxes and export license requirements associated with our foreign operations;

     o our ability to integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations; and

     o    other risk factors set forth under "Risk Factors" in this prospectus.

    The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to RF Micro Devices, our business or our management, are intended to identify forward-looking statements.

    We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the documents we have incorporated by reference may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

    We will not receive any proceeds from the sale by any selling securityholder of the notes or the underlying common stock issuable upon conversion of the notes.

                            DESCRIPTION OF THE NOTES

    We issued the notes under an indenture dated as of July 1, 2003 between us and Wachovia Bank, National Association, as trustee. The following summarizes some, but not all, provisions of the notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the form of indenture and the form of certificate evidencing the notes is available to you upon request.

GENERAL

    The notes are unsecured general obligations of RFMD in an aggregate principal amount of $230,000,000 and are subordinate in right of payment as described under "Subordination of Notes." The notes are convertible into common stock as described under "Conversion of Notes." The notes have been issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on July 1, 2010, unless earlier redeemed at our option by us or purchased by us at your option upon a change in control.

    We are not restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of RFMD, except to the extent described under "Purchase of Notes at Your Option Upon a Change in Control."

    The notes bear interest at the annual rate of 1.50%, subject to increases described in "Registration Rights" below. Interest is payable on January 1 and July 1 of each year, beginning January 1, 2004, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest will be June 15 and December
15. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds at its election. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee.

CONVERSION OF NOTES

    You have the right, at your option, to convert your notes into shares of common stock at any time prior to the close of business on the maturity date, unless previously redeemed or purchased, at the conversion rate of 131.0685 shares per $1,000 principal amount of notes, subject to the adjustments described below. The conversion price is equal to $1,000 principal amount of notes divided by the conversion rate.

    Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption or subject to purchase following a change in control on a redemption date or a purchase date, as the case may be, occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the converted principal amount. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion. If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, unless we default in the payment of the redemption price or purchase price. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

    The conversion rate will be adjusted upon the occurrence of:

     (1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

     (2)  the subdivision or combination of our outstanding common stock;

     (3) the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

     (4) the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

          o dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

          o dividends or distributions exclusively in cash referred to in clause (5) below; and

          o distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

     (5) the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions; and

     (6) the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries.

    In the event of:

     o    any reclassification of our common stock, or

     o    a consolidation, merger or combination involving RFMD, or

     o a sale or conveyance to another person of the property and assets of RFMD as an entirety or substantially as an entirety;

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

    You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate.

    We are permitted to reduce the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of RFMD. We are required to give at least 15 days' prior notice of any reduction in the conversion rate. We may also reduce the conversion rate to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

    No adjustment in the conversion rate will be required unless it would result in a change in the conversion rate of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

SUBORDINATION OF NOTES

    The indebtedness evidenced by the notes is subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness.

    Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, and interest on the notes is to be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness.

    In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all obligations in respect to such senior indebtedness before the holders of notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

    We also may not make any payment on the notes if:

     o a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

     o any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from any person permitted to give this notice under the indenture.

    We may resume making payments on the notes:

     o in the case of a payment default, when the default is cured or waived or ceases to exist, and

     o in the case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after receipt of the payment blockage notice.

    No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since our receipt of the prior payment blockage notice.

    No default that existed on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

    By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than the other creditors of RFMD. These subordination provisions will not prevent the occurrence of any event of default under the indenture. We are not limited in or prohibited from incurring additional senior indebtedness under the indenture.

    A portion of our operations is conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

    Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings.

    Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

    As of June 30, 2003 we had $65.9 million of senior indebtedness for purposes of the indenture, while our subsidiaries had approximately $0.5 million of outstanding indebtedness or other liabilities.

DEFINITIONS  OF  SENIOR   INDEBTEDNESS,   INDEBTEDNESS  AND  DESIGNATED   SENIOR
INDEBTEDNESS

    "DESIGNATED SENIOR INDEBTEDNESS" means our obligations under any particular senior indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior indebtedness for purposes of the indenture. The instrument, agreement or other document evidencing any designated senior indebtedness may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness.

    "INDEBTEDNESS" means:

     (1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including:

          o overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or

          o evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

     (2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

     (3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet, or under other leases for facilities equipment or related assets, whether or not capitalized, entered into or leased for financing purposes, as determined by RFMD;

     (4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

     (5) all of our obligations, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

     (6) all of our direct or indirect guaranties or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5);

     (7)  any indebtedness or other obligations described in clauses (1) through
          (6) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby has been assumed by us; and

     (8) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications, supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through
          (7).

    "SENIOR INDEBTEDNESS" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of RFMD whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by RFMD, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes.

    Senior indebtedness does not include any indebtedness of RFMD to any subsidiary of RFMD or any indebtedness under the 3.75% convertible subordinated notes due 2005 or under the notes.

OPTIONAL REDEMPTION BY RFMD

    We may redeem the notes on or after July 1, 2008, on at least 20 days' and no more than 60 days' notice, in whole or in part, at the following redemption prices expressed as percentages of the principal amount:

                                                                  REDEMPTION
                                            PERIOD                  PRICE
Beginning on July 1, 2008 and ending on June 30, 2009............. 100.4286%
Beginning on July 1, 2009 and thereafter.......................... 100.2143%

    In each case, we will pay accrued interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date.



    If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

    No sinking fund is provided for the notes.

PURCHASE OF NOTES AT YOUR OPTION UPON A CHANGE IN CONTROL

    If a change in control occurs, you will have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of a change in control at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in $1,000 or multiples of $1,000 principal amount.

    We shall mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of a change in control. This notice shall state:

     o    the terms and conditions of the change in control;

     o    the procedures required for exercise of the change in control; and

     o    the holder's right to require RFMD to purchase the notes.

    You must deliver written notice of your exercise of this purchase right to a paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

    A change in control will be deemed to have occurred if any of the following occurs:

     o any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of voting stock of RFMD representing 50% or more of the total voting power of all outstanding classes of voting stock of RFMD or has the power, directly or indirectly, to elect a majority of the members of the board of directors of RFMD;

     o RFMD consolidates with, or merges with or into, another person or RFMD sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of RFMD, or any person consolidates with, or merges with or into, RFMD, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of voting stock of RFMD immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock of RFMD, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

     o    RFMD is dissolved or liquidated.

    However, a change in control will not be deemed to have occurred if either:

     o the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

     o in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

    For purposes of this change in control definition:

     o "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

     o a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of RFMD will be deemed to include, in addition to all outstanding shares of voting stock of RFMD and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

     o "beneficially owned" has a meaning correlative to that of beneficial owner;

     o "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

     o "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time, capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

    The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

    We will under the indenture:

     o    comply  with  the  provisions  of  Rule  13e-4  and  Rule  14e-1,   if
          applicable, under the Exchange Act;

     o file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

     o otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

    This change in control purchase feature may make more difficult or discourage a takeover of RFMD and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

    We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

    If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

EVENTS OF DEFAULT

    Each of the following will constitute an event of default under the indenture:

     (1) we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

     (2) we fail to pay any interest on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

     (3) we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture; or

     (4)  certain events in bankruptcy, insolvency or reorganization of RFMD.

    If an event of default,  other than an event of default  described in clause
(4) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (4) above occurs, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above.

    After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

    Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

    No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

     o the holder has previously given to the trustee written notice of a continuing event of default;

     o the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

     o the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request within 60 days after such notice, request and offer.

    However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note or the right to convert the note on or after the applicable due date.

    Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

     o    we fail to pay principal, premium or interest on any note when due;

     o    we fail to convert any note into common stock; or

     o we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

    We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not RFMD, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

MODIFICATION AND WAIVER

    We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note if such modification or amendment would:

     o change the stated maturity of the principal of or interest on any note;

     o reduce the principal amount of, or any premium or interest on, any note;

     o reduce the amount of principal payable upon acceleration of the maturity of any note;

     o change the place or currency of payment of principal of, or any premium or interest on, any note;

     o impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

     o modify the subordination provisions in a manner materially adverse to the holders of notes;

     o adversely affect the right of holders to convert notes other than as provided in or under the indenture;

     o reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

     o reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

     o    modify such provisions with respect to modification and waiver.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

     o the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state of the United
          States, and assumes our obligations on the notes and under the indenture;

     o immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

     o    other conditions specified in the indenture are met.

REGISTRATION RIGHTS

    The following summary of the registration rights provided in the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement and the notes for a full description of the registration rights that apply to the notes.

    RFMD has agreed to file a shelf registration statement under the Securities Act within 90 days after the latest date of original issuance of the notes to register resales of the notes and the shares of common stock into which the notes are convertible, referred to as registrable securities. RFMD will use reasonable efforts to have this shelf registration statement declared effective within 180 days after the latest date of original issuance of the notes, and to keep it effective until the earliest of:

     (1)  two years after the filing date;

     (2) the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

     (3) the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

    A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

    If:

     (1) on or prior to the 90th day after the first date of original issuance of the notes, the shelf registration statement has not been filed with the SEC;

     (2) on or prior to the 180th day after the latest date of original issuance of the notes, the shelf registration statement has not been declared effective by the SEC;

     (3) we fail with respect to a note holder that supplies the questionnaire described below to supplement the shelf registration statement in a timely manner in order to name additional selling securities holders; or

     (4) after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes and the common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement;

(each such event referred to in clauses (1) through (4), a registration default), additional interest will accrue on the notes and underlying common stock that are registrable securities over and above the rate set forth in the title of the notes, from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured, at the rate of 0.5% per year for the notes (or an equivalent amount for any common stock issued upon conversion of the notes that are registrable securities). We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement.

    In addition, if the shelf registration statement requires a post-effective amendment, we will pay additional interest if the amendment is not declared effective within 45 business days of the filing of the post-effective amendment.

Under the registration rights agreement, you will be required to deliver a prospectus to purchasers and will be bound by the provisions of the agreement.

    We will pay all expenses of the shelf registration statement, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities.

SATISFACTION AND DISCHARGE

    We may discharge our obligations, subject to the exceptions in the indentures, under the indenture while notes remain outstanding if (1) all outstanding notes will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

TRANSFER AND EXCHANGE

    We have initially appointed the trustee as security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

     o vary or terminate the appointment of the security registrar, paying agent or conversion agent;

     o    appoint additional paying agents or conversion agents; or

     o approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

PURCHASE AND CANCELLATION

    All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

    We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

    We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

GOVERNING LAW

    The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

    Wachovia Bank, National Association has agreed to serve as the trustee under the indenture. Wachovia Bank also serves as trustee for our 3.75% convertible subordinated notes due 2005 and provides other customary commercial banking services to us, including stock transfer agent, registrar and cash management services. The trustee will be permitted to deal with RFMD and any affiliate of RFMD with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

    The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

BOOK-ENTRY, DELIVERY AND FORM

    We initially issued the notes in the form of two global securities. The global securities were deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global securities directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

    DTC has advised us that it is:

     o a limited purpose trust company organized under the laws of the State of New York;

     o    a member of the Federal Reserve System;

     o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    Pursuant to procedures established by DTC, upon the deposit of the global securities with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The accounts to be credited were designated by the initial purchasers. Ownership of beneficial interests in the global securities is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities is shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

    Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    We will make payments of principal of, premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC, or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions, and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

    DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Notice to Investors."

    Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our authorized capital stock consists of 500,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

    COMMON STOCK

    The holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the assets, if any, available for distribution after payment of all creditors and the liquidation preferences on any outstanding shares of preferred stock. Holders of common stock have no preemptive rights to subscribe for any additional securities of any class we may issue, nor any conversion, redemption or sinking fund rights. The rights and privileges of holders of common stock are subject to the preferences of any shares of preferred stock that we may issue in the future.

    As  of  September  2,  2003,   184,406,227   shares  of  common  stock  were
outstanding.

    PREFERRED STOCK

    Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more classes or series and to establish, from time to time, the number of shares to be included in each class or series, and to determine the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions of such class or series, and to increase or decrease the number of shares of any such class or series without any further vote or action by the shareholders. Any preferred stock issued by our board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of RFMD, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock may tend to discourage or make more difficult a merger or other change in control of RFMD.

    No shares of preferred stock are currently outstanding, although 500,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance in connection with our shareholder rights plan (as described below).

SHAREHOLDER RIGHTS PLAN

    On August 10, 2001, our board of directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock to shareholders of record at the close of business on August 30, 2001. One right will also be distributed for each share of common stock issued after August 30, 2001, until the "distribution date," which is described in the next paragraph. Each right entitles the registered holder to purchase from our company a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $180 per unit, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement dated as of August 10, 2001, and amended as of July 22, 2003, between our company and Wachovia Bank, National Association (formerly First Union National Bank), as Rights Agent.

    Initially, the rights will be attached to all common stock certificates representing outstanding shares, and no separate rights certificates will be distributed. The rights will separate from the common stock and a distribution date will occur upon the earlier of:

     o 10 business days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the "stock acquisition date"); or

     o 10 business days following the public announcement of a tender offer or exchange offer that would, if consummated, result in a person or group beneficially owning 15% or more of such outstanding shares of common stock, subject to certain limitations.

    Until the distribution date (or earlier redemption or expiration of the rights):

     o the rights will be evidenced by the common stock certificates and will be transferred with and only with common stock certificates;

     o new common stock certificates issued after August 10, 2001 will contain a notation incorporating the Rights Agreement by reference; and

     o the surrender for transfer of any certificates for common stock outstanding, even without such notation, will also constitute the transfer of the rights associated with the common stock represented by such certificate.

    As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of the common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. The rights are not exercisable until the distribution date and will expire at the close of business on August 10, 2011, subject to extension by our board of directors, unless earlier redeemed by our company as described below.

    If any person becomes an acquiring person, each holder of a right will thereafter have the right (the "flip-in right") to receive, at the time specified in the Rights Agreement, (a) upon exercise and payment of the purchase price, common stock (or, in certain circumstances, cash, property or other securities of our company) having a value equal to two times the purchase price of the right or (b) at the discretion of the board of directors, upon exercise and without payment of the purchase price, common stock (or, in certain circumstances, cash, property or other securities of our company) having a value equal to the difference between the purchase price of the right and the value of the consideration which would be payable under clause (a). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any acquiring person will be null and void. Rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by our company as set forth below.

    If, at any time following the stock acquisition date:

     o our company is acquired in a merger, statutory share exchange or other business combination in which it is not the surviving corporation;

     o our company is the surviving party in a merger, statutory share exchange or other business combination and all or part of our company's common stock is exchanged for stock or other securities of another corporation; or

     o 50% or more of our company's assets or earning power is sold or transferred;

then each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right (the "flip-over right") to receive, upon exercise, common stock of the acquiring corporation having a value equal to two times the purchase price of the right. The holder of a right will continue to have the flip-over right whether or not the holder exercises or surrenders the flip-in right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "triggering events."

    The purchase price payable, and the number of units of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

     o in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock;

     o if holders of the preferred stock are granted certain rights or warrants to subscribe for preferred stock or convertible securities at less than the current market price of the preferred stock; or

     o upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding rights and the number of one one-thousandths of a share of preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in each such case, prior to the distribution date.

    With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date prior to the date of exercise.

    At any time after any person becomes an acquiring person, our company may exchange all or part of the rights for shares of common stock at an exchange ratio of one share per right, as appropriately adjusted to reflect any stock dividend, stock split or similar transaction.

    In general, our company may redeem the rights in whole, but not in part, at a price of $0.001 per right, at any time until 10 business days following the stock acquisition date. After the redemption period has expired, this right of redemption may be reinstated if an acquiring person reduces his beneficial ownership to less than 15% of the outstanding shares of common stock in a transaction or series of transactions not involving our company and there are no other acquiring persons. Immediately upon the action of the board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.001 redemption price.

    Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of our company, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights is not taxable to shareholders or to our company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for stock (or other consideration) of our company or for common stock of the acquiring company as set forth above.

    Prior to the distribution date, any of the provisions of the Rights Agreement may be amended by our board of directors. After the distribution date, the provisions of the Rights Agreement may be amended by the board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made when the rights are not redeemable. As amended July 22, 2003, the Rights Agreement provides that the TIDE Committee of our Board of Directors must review and evaluate the Rights Agreement at least once every three years in order to evaluate whether the maintenance of the Rights Agreement continues to be in the best interests of our company and our shareholders.

    The Rights Agreement between our company and the Rights Agent specifying the terms of the rights, which includes the forms of the articles of amendment creating the preferred stock, the rights certificate and the summary of rights to purchase shares, is incorporated herein by reference. The foregoing is qualified in its entirety by reference thereto.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

    GENERAL

    A number of provisions of our articles of incorporation and bylaws deal with matters of corporate governance and the rights of our shareholders. Some of these provisions may be deemed to have an anti-takeover effect and may delay or prevent takeover attempts not first approved by our board of directors (including takeovers that certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. We believe that these provisions are appropriate to protect our interests and the interest of our shareholders.

    CERTAIN BUSINESS COMBINATIONS

    Our articles of incorporation require that any business combination, as defined in our articles, to be entered into by our company with a person or entity beneficially owning 15% or more of our outstanding voting shares (an "interested shareholder") be approved by the affirmative vote of the holders of at least 60% of the outstanding voting shares, other than shares held by such interested shareholder, or, alternatively, by a majority of certain members of our board of directors not affiliated with the interested shareholder. The business combinations that are subject to these provisions include a merger or share exchange with an interested shareholder, certain sales to an interested shareholder of our assets, certain issuances or transfers to an interested shareholder by our company or any of its subsidiaries of equity securities of our company or such subsidiary, the adoption of a plan or proposal for the liquidation or dissolution of our company, any reclassification, recapitalization or similar transaction that has the effect of increasing the percentage of outstanding equity or convertible securities of our company that are owned by an interested shareholder, or any agreement to do any of the foregoing. These provisions will make a takeover of our company more difficult and may have the effect of diminishing the possibility of certain types of "front-end loaded" acquisitions of our company or other unsolicited attempts to acquire our company.

    ADVANCE  NOTICE   REQUIREMENTS   FOR  SHAREHOLDER   PROPOSALS  AND  DIRECTOR
    NOMINATIONS

    Our bylaws provide that a special meeting of shareholders may be called only by the board of directors and certain designated officers of our company. Shareholder meetings may not be called by our shareholders. Our bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or under the direction of the board of directors or a committee of the board of directors, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors must be in writing, contain certain specified information and be received by our corporate secretary

     o in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 60 days nor more than 90 days prior to such anniversary date; and

     o in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting or in the case of a special meeting of shareholders, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

    These provisions may preclude some shareholders from bringing matters before the shareholders at any annual or special meeting, including making nominations for directors.

    AMENDMENT OF ARTICLES AND BYLAWS

    Subject to the North Carolina Business Corporation Act, our articles of incorporation may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Notwithstanding the foregoing, the amendment or repeal of certain provisions of the articles relating to the shares which we shall have authority to issue, the approval of certain business combinations as described above and certain other matters require the affirmative vote of the holders of 60% of our voting securities, other than securities held by an interested shareholder. The articles further provide that certain provisions of the bylaws relating to the size and composition of the board of directors and meetings of shareholders may be amended by the shareholders, except in certain specified circumstances, only by the affirmative vote of the holders of 60% of the outstanding shares of voting securities, other than securities held by an interested shareholder. Moreover, the articles provide that the board of directors may repeal, amend or adopt any bylaw adopted, amended or repealed by the shareholders. These provisions will make it more difficult for shareholders to amend the articles or bylaws.

    ANTI-TAKEOVER LEGISLATION

    Pursuant to our articles of incorporation, we have elected not to be governed by the North Carolina Control Share Act, which restricts the right of certain shareholders who acquire specified amounts of the common stock from voting those shares without certain approval by other shareholders of our company, and the North Carolina Shareholder Protection Act, which imposes certain requirements for approval of transactions between us and a shareholder beneficially owning in excess of 20% of the common stock.

TRANSFER AGENT AND REGISTRAR

    Wachovia Bank, National Association, serves as the Transfer Agent and Registrar for our common stock.

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (the "Code") and other existing authorities. These authorities may change, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. The summary generally applies only to "U.S. Holders" that purchase notes in the initial offering at their issue price and hold the notes or common stock as "capital assets" (generally, for investment) within the meaning of Code Section 1221. For this purpose, U.S. Holders include citizens or residents of the United States and corporations organized under the laws of the United States or any state. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons. Special rules apply to nonresident alien individuals and foreign corporations or trusts ("Non-U.S. Holders"). This summary describes some, but not all, of these special rules. If a partnership is a beneficial owner of a note (or common stock acquired upon conversion of a note), the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, and persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction. Finally, the summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state, or local laws.

    Investors considering the purchase of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

U.S. HOLDERS

    TAXATION OF INTEREST

    U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting. If a U.S. Holder purchases a note from the initial purchasers and the purchase price for the note reflects accrued but unpaid interest, any such interest is not taxable as interest income when subsequently paid, but is instead a return of capital. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. We believe that the notes will not be issued with original issue discount. We may be required to pay additional interest to holders of the notes if we do not file or cause to be declared effective a registration statement, as described under "Description of Notes--Registration Rights." The original issue discount rules allow contingent payments such as these to be disregarded in computing a holder's interest income if the contingency is "remote." We believe that the possibility that we will pay additional interest is remote. Our determination in this regard is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we pay additional interest, U.S. Holders would be required to recognize additional interest income.

    SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    A U.S. Holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, redemption or exchange other than a conversion of the note into common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder's tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitation.

    CONVERSION OF THE NOTES

    A U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder's aggregate basis in the common stock (including any fractional share for which cash is received) will equal his adjusted basis in the note. The holder's holding period for the stock will include the period during which he held the note.

    DIVIDENDS

    If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as dividend income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in its common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received. For taxable years beginning after December 31, 2002 and before January 1, 2009, subject to certain exceptions, dividends received by non-corporate stockholders (including individuals) from domestic corporations generally are taxed at the same preferential rates that apply to long-term capital gain.

    The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion rate could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would be treated like dividends paid in cash or other property. They would result in taxable dividend income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

    SALE OF COMMON STOCK

    A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

    TAXATION OF INTEREST

    Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that

     o owns, directly or indirectly, at least 10 percent of our voting stock, or

     o    is a "controlled foreign corporation" that is related to us.

    In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation's voting stock.

    The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the note through a financial institution or other agent that is a "qualified intermediary" and is acting on the holder's behalf, the holder will be required to provide appropriate documentation to such agent. If the qualified intermediary has sufficient information indicating that the holder is not a U.S. Holder, the qualified intermediary will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements generally apply to the partners rather than the partnership.

    SALE, EXCHANGE OR REDEMPTION OF NOTES

    Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if

     o the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business, or

     o the rules of the Foreign Investment in Real Property Tax Act ("FIRPTA") (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of notes if we are, or were within five years before the transaction, a "U.S. real property holding corporation" ("USRPHC"). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

    CONVERSION OF THE NOTES

    A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "Special Tax Rules Applicable to Non-U.S. Holders--Sale of Common Stock," below.

    DIVIDENDS

    Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. Some of the common means of meeting this requirement are described above under "Special Tax Rules Applicable to Non-U.S. Holders--Taxation of Interest."

    SALE OF COMMON STOCK

    Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described above under "Special Tax Rules Applicable to Non-U.S. Holders--Sale, Exchange or Redemption of Notes."

    INCOME OR GAINS EFFECTIVELY CONNECTED WITH A U.S. TRADE OR BUSINESS

    The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax." The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

    U.S. FEDERAL ESTATE TAX

     The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes paid immediately before the death of the holder would have qualified as portfolio interest, exempt from withholding tax as described above under "Special Tax Rules Applicable to Non-U.S. Holders--Taxation of Interest." Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28 percent. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

    Payments of interest or dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and certain other conditions are met.

    The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to Non-U.S. Holders of dividends on common stock, or interest on notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described above under "Special Rules Applicable to Non-U.S. Holders--Taxation of Interest."

    Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

    Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

    Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

    The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of our notes or common stock, including the consequences of any proposed change in applicable laws.

                             SELLING SECURITYHOLDERS

    We originally issued the notes in a private placement in July 2003. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act and to a limited number of institutional accredited investors as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

    The following table contains information as of September 11, 2003, with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.

                                                                                                          PERCENTAGE
                                  PRINCIPAL                                                               OF
                                  AMOUNT OF                                                               BENEFICIAL
                                  MATURITY                    NUMBER OF       TOTAL       SHARES TO BE    OWNERSHIP
                                  OF NOTES                    SHARES OF       SHARES      BENEFICIALLY    AFTER
                                BENEFICIALLY    PERCENTAGE    COMMON STOCK  BENEFICIALLY  OWNED AFTER     COMPLETION
                                 OWNED THAT      OF NOTES     THAT MAY BE   OWNED PRIOR   COMPLETION OF   OF THIS
                                MAY BE SOLD    OUTSTANDING    SOLD (1)      TO OFFERING   THIS OFFERING   OFFERING (2)
                                -----------    -----------    --------     -----------    -------------  ------------
NAME
----

Grace Convertible Arbitrage      $8,500,000        3.7        1,114,082     1,114,082          0              0
Fund, Ltd.
1560 Sherman Avenue,
Suite 900
Evanston, IL  60201

Rhapsody Fund, LP                $7,600,000        3.3         996,120       996,120           0              0
555 California Street,
Suite 2975
San Francisco, CA  94104

Arpeggio Fund                    $5,900,000        2.6         773,304       773,304           0              0
555 California Street,
Suite 2975
San Francisco, CA  94104

Wilmington Trust Company as      $5,000,000        2.2         655,342       655,342           0              0
Owner and Trustee
for the Forrestal Funding
Master Trust
c/o Banc of America
Securities LLC
100 West 33rd Street,
3rd Floor
New York, NY  10001

Hamilton Multi-Strategy          $4,000,000        1.7         524,274       524,274           0              0
Master Fund, LP
415 Madison Avenue,
19th Floor
New York, NY  10017

Clinton Multistrategy Master     $3,555,000        1.5         465,948       465,948           0              0
Fund, Ltd.
9 West 57th Street, 26th
Floor
New York, NY  10019

Clinton Riverside                $3,445,000        1.5         451,530       451,530           0              0
Convertible Portfolio Limited
9 West 57th Street, 26th
Floor
New York, NY  10019

                                                                                                          PERCENTAGE
                                  PRINCIPAL                                                               OF
                                  AMOUNT OF                                                               BENEFICIAL
                                  MATURITY                    NUMBER OF       TOTAL       SHARES TO BE    OWNERSHIP
                                  OF NOTES                    SHARES OF       SHARES      BENEFICIALLY    AFTER
                                BENEFICIALLY    PERCENTAGE    COMMON STOCK  BENEFICIALLY  OWNED AFTER     COMPLETION
                                 OWNED THAT      OF NOTES     THAT MAY BE   OWNED PRIOR   COMPLETION OF   OF THIS
                                MAY BE SOLD    OUTSTANDING    SOLD (1)      TO OFFERING   THIS OFFERING   OFFERING (2)
                                -----------    -----------    --------     -----------    -------------  ------------
NAME
----
Vanguard Convertible             $3,185,000        1.4         417,453       417,453           0              0
Securities Fund, Inc.
c/o Oaktree Capital
Management, LLC
333 S. Grand Avenue,
28th Floor
Los Angeles, CA  90071

BBT Fund, L.P.                   $3,000,000        1.3         393,205       393,205           0              0
201 Main Street,
Suite 3300
Fort Worth, TX  76102

Banc of America Securities       $2,695,000        1.2         353,229       353,229           0              0
LLC
100 West 33rd Street,
3rd Floor
New York, NY  10001

MLQA Convertible Securities      $2,500,000        1.1         327,671       327,671           0              0
Arbitrage, Ltd.
800 Scudders Mill Road
Plainsboro, NJ  08536

Investcorp - SAM Fund Ltd.       $2,100,000         *          275,243       275,243           0              0
555 California Street,
Suite 2975
San Francisco, CA  94104

Concentrated Alpha Partners,     $2,000,000         *          262,137       262,137           0              0
L.P.
201 Main Street, Suite 3300
Fort Worth, TX  76102

Arkansas Teachers Retirement     $1,670,000         *          218,884       218,884           0              0
600 West Broadway,
32nd Floor
San Diego, CA  92101

OCM Convertible Trust            $1,180,000         *          154,660       154,660           0              0
c/o Oaktree Capital
Management, LLC
333 S. Grand Avenue,
28th Floor
Los Angeles, CA  90071

                                                                                                          PERCENTAGE
                                  PRINCIPAL                                                               OF
                                  AMOUNT OF                                                               BENEFICIAL
                                  MATURITY                    NUMBER OF       TOTAL       SHARES TO BE    OWNERSHIP
                                  OF NOTES                    SHARES OF       SHARES      BENEFICIALLY    AFTER
                                BENEFICIALLY    PERCENTAGE    COMMON STOCK  BENEFICIALLY  OWNED AFTER     COMPLETION
                                 OWNED THAT      OF NOTES     THAT MAY BE   OWNED PRIOR   COMPLETION OF   OF THIS
                                MAY BE SOLD    OUTSTANDING    SOLD (1)      TO OFFERING   THIS OFFERING   OFFERING (2)
                                -----------    -----------    --------     -----------    -------------  ------------
NAME
----
Chrysler Corporation Master      $1,060,000         *          138,932       138,932           0              0
Retirement Trust
c/o Oaktree Capital
Management, LLC
333 S. Grand Avenue,
28th Floor
Los Angeles, CA  90071

Bear, Stearns & Co. Inc.         $1,000,000         *          131,068       131,068           0              0
383 Madison Avenue
23rd Floor - Global Fund
New York, NY  10179

White River Securities L.L.C.    $1,000,000         *          131,068       131,068           0              0
383 Madison Avenue
23rd Floor - Global Fund
New York, NY  10179

CSV Limited                       $900,000          *          117,961       117,961           0              0
555 California Street,
Suite 2975
San Francisco, CA  94104

Microsoft Corporation             $790,000          *          103,544       121,399 (3)     17,855           *
c/o Oaktree Capital
Management, LLC
333 S. Grand Avenue,
28th Floor
Los Angeles, CA  90071

San Diego County Convertible      $720,000          *           94,369        94,369           0              0
600 West Broadway,
32nd Floor
San Diego, CA  92101

IMF Convertible Fund              $500,000          *           65,534        65,534           0              0
555 California Street,
Suite 2975
San Francisco, CA  94104

Lehman Brothers, Inc.             $500,000          *           65,534       119,219 (4)     53,685           *
745 7th Avenue, 16th Floor
New York, NY  10179

                                                                                                          PERCENTAGE
                                  PRINCIPAL                                                               OF
                                  AMOUNT OF                                                               BENEFICIAL
                                  MATURITY                    NUMBER OF       TOTAL       SHARES TO BE    OWNERSHIP
                                  OF NOTES                    SHARES OF       SHARES      BENEFICIALLY    AFTER
                                BENEFICIALLY    PERCENTAGE    COMMON STOCK  BENEFICIALLY  OWNED AFTER     COMPLETION
                                 OWNED THAT      OF NOTES     THAT MAY BE   OWNED PRIOR   COMPLETION OF   OF THIS
                                MAY BE SOLD    OUTSTANDING    SOLD (1)      TO OFFERING   THIS OFFERING   OFFERING (2)
                                -----------    -----------    --------     -----------    -------------  ------------
NAME
----
Delta Air Lines Master            $460,000          *           60,291        60,291           0              0
Trust-CV
c/o Oaktree Capital
Management, LLC
333 S. Grand Avenue,
28th Floor
Los Angeles, CA  90071

State Employees' Retirement       $460,000          *           60,291        60,291           0              0
Fund of the State of Delaware
c/o Oaktree Capital
Management, LLC
333 S. Grand Avenue,
28th Floor
Los Angeles, CA  90071

Wyoming State Treasurer           $370,000          *           48,495        48,495           0              0
600 West Broadway,
32nd Floor
San Diego, CA  92101

Partner Reinsurance Company       $345,000          *           45,218        45,218           0              0
Ltd.
c/o Oaktree Capital
Management, LLC
333 S. Grand Avenue,
28th Floor
Los Angeles, CA  90071

San Diego City Retirement         $340,000          *           44,563        44,563           0              0
600 West Broadway,
32nd Floor
San Diego, CA  92101

Nicholas Applegate Capital        $290,000          *           38,009        38,009           0              0
Management Convertible
Mutual Fund
600 West Broadway,
32nd Floor
San Diego, CA  92101

Baptist Health of South           $230,000          *           30,145        30,145           0              0
Florida
600 West Broadway,
32nd Floor
San Diego, CA  92101

Wake Forest University            $220,000          *           28,835        28,835           0              0
600 West Broadway,
32nd Floor
San Diego, CA  92101

                                                                                                          PERCENTAGE
                                  PRINCIPAL                                                               OF
                                  AMOUNT OF                                                               BENEFICIAL
                                  MATURITY                    NUMBER OF       TOTAL       SHARES TO BE    OWNERSHIP
                                  OF NOTES                    SHARES OF       SHARES      BENEFICIALLY    AFTER
                                BENEFICIALLY    PERCENTAGE    COMMON STOCK  BENEFICIALLY  OWNED AFTER     COMPLETION
                                 OWNED THAT      OF NOTES     THAT MAY BE   OWNED PRIOR   COMPLETION OF   OF THIS
                                MAY BE SOLD    OUTSTANDING    SOLD (1)      TO OFFERING   THIS OFFERING   OFFERING (2)
                                -----------    -----------    --------     -----------    -------------  ------------
NAME
----
Delta Pilots Disability &         $210,000          *           27,524        27,524           0              0
Survivorship Trust - CV
c/o Oaktree Capital
Management, LLC
333 S. Grand Avenue,
28th Floor
Los Angeles, CA  90071

Engineers Joint Pension Fund      $160,000          *           20,970        20.970           0              0
600 West Broadway,
32nd Floor
San Diego, CA  92101

Qwest Occupational Health         $140,000          *           18,349        18,349           0              0
Trust
c/o Oaktree Capital
Management, LLC
333 S. Grand Avenue,
28th Floor
Los Angeles, CA  90071

Motion Picture Industry           $105,000          *           13,762        13,762           0              0
Health Plan - Active Member
Fund
c/o Oaktree Capital
Management, LLC
333 S. Grand Avenue,
28th Floor
Los Angeles, CA  90071

Motion Picture Industry           $65,000           *           8,519         8,519            0              0
Health Plan - Retiree Member
Fund
c/o Oaktree Capital
Management, LLC
333 S. Grand Avenue,
28th Floor
Los Angeles, CA  90071

Any other holder of notes or
future transferee, pledgee,
donee or successor (5)(6)
    --------------
    *  Less than 1%


    (1)  Assumes conversion of all of the holder's notes at a conversion rate of
131.0685 shares per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under "Description of


Notes--Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

    (2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 184,406,227 shares of common stock outstanding as of September 2, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

    (3) Includes $805,000 principal amount of 3.75% Convertible Subordinated Notes due 2005. Assumes conversion of such notes at a conversion price of $45.085 per share of common stock; however this conversion price is subject to adjustment.

    (4) Includes 51,800 shares held of record and $85,000 principal amount of 3.75% Convertible Subordinated Notes due 2005. Assumes conversion of such notes at a conversion price of $45.085 per share of common stock; however, this conversion price is subject to adjustment.

    (5) Information about other selling security holders will be set forth in prospectus supplements, if required.

    (6) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.


    We prepared this table based on the information supplied to us by the selling securityholders named in the table.

    The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information will be set forth in prospectus supplements.

    Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

    We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

     o    directly by the selling securityholders;

     o through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

    The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

    The notes and underlying common stock may be sold in one or more transactions at:

     o    fixed prices;

     o    prevailing market prices at the time of sale;

     o    varying prices determined at the time of sale; or

     o    negotiated prices.

    These sales may be effected in transactions:

     o on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

     o    in the over-the-counter market;

     o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     o    through the writing of options.

    These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

    In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

    In no event may a selling securityholder's method of distribution take the form of an underwritten public offering of the notes or underlying common stock without our prior consent.

    To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

    Our common stock trades on the Nasdaq National Market under the symbol "RFMD". We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors--Because there is no current market for the notes, you cannot be sure that an active trading market will develop."

    There can be no assurance that any selling securityholder will sell any or all of the notes or underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

    The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

    Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

    We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Chicago Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and you may obtain copies of these documents from the SEC's Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. Our Internet address is http://www.rfmd.com. You may also review information about our company at the offices of Nasdaq, located at 1735 K Street, N.W., Washington, D.C. 20006.

    We have filed a registration statement on Form S-3 with the SEC relating to the offering of notes and common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

    The registration statement we have filed with the SEC utilizes the "shelf" registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading "Incorporation of Certain Documents by Reference."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of this offering. The documents we incorporate by reference are:

    o Our Annual Report on Form 10-K for the fiscal year ended March 29, 2003;

     o    Our Quarterly Report on Form 10-Q for the quarter ended June 28, 2003;

     o Our Current Reports on Form 8-K filed with the SEC on June 25, 2003 and June 26, 2003;

     o The description of our common stock contained in our Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act with the SEC on May 2, 1997, including any amendment or report filed for the purpose of updating such description;

     o Our Registration Statement on Form 8-A relating to the Shareholder Rights Agreement, dated August 10, 2001, between RF Micro Devices, Inc. and First Union National Bank, as Rights Agent, filed with the SEC on August 14, 2001; and

     o Our Registration Statement on Form 8-A/A relating to the First Amendment, dated as of July 22, 2003, to the Rights Agreement dated as of August 10, 2001, between RF Micro Devices, Inc. and Wachovia Bank, National Association (formerly First Union National Bank), filed with the SEC on August 1, 2003.

    You may request a copy of these filings, at no cost to you, by writing or telephoning RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409, telephone (336) 664-1233.

    You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  LEGAL MATTERS

    The validity of the securities offered hereby has been passed upon for RFMD by Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina.

                              INDEPENDENT AUDITORS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K and the related financial statement schedule included therein for the year ended March 29, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.